As filed with the Securities and Exchange Commission on February 7, 2020

Registration No. 333-225460

Registration No. 333-159973

Registration No. 333-139623

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration No. 333-225460

Form S-8 Registration No. 333-159973

Form S-8 Registration No. 333-139623

UNDER

THE SECURITIES ACT OF 1933

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1380758
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

259 Prospect Plains Road Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

INNOPHOS HOLDINGS, INC. 2018 LONG-TERM INCENTIVE PLAN

INNOPHOS HOLDINGS, INC. 2009 LONG-TERM INCENTIVE PLAN

INNOPHOS HOLDINGS, INC. DIRECTORS STOCK RETAINER POLICY

INNOPHOS HOLDINGS, INC. 2006 LONG-TERM EQUITY INCENTIVE PLAN

INNOPHOS HOLDINGS, INC. AMENDED AND RESTATED 2005 EXECUTIVE STOCK OPTION PLAN

INNOPHOS HOLDINGS, INC. RETENTION BONUS AGREEMENTS

(Full titles of plans)

Joshua Horenstein

Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary

Innophos Holdings, Inc.

259 Prospect Plains Road

Cranbury, New Jersey

(609) 495-2495

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Lee D. Charles, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

(212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Emerging growth company	☐

		Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Innophos Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”):

•

Registration Statement on Form S-8, File No. 333-225460, filed with the Securities Exchange Commission (the “SEC”) on June 6, 2018, pertaining to the registration of an aggregate of 962,683 shares of Common Stock for issuance under the Registrant’s 2018 Long-Term Incentive Plan;

•

Registration Statement on Form S-8, File No. 333-159973, filed with the SEC on June 15, 2009, pertaining to the registration of an aggregate of 2,550,000 shares of Common Stock for issuance under the Registrant’s 2009 Long-Term Incentive Plan and the Registrant’s Director Stock Retainer Policy; and

•

Registration Statement on Form S-8, File No. 333-136923, filed with the SEC on December 22, 2006, pertaining to the registration of an aggregate of 2,290,512 shares of Common Stock for issuance pursuant to the Registrant’s 2006 Long-Term Equity Incentive Plan, the Registrant’s Amended and Restated 2005 Executive Stock Option Plan and the Registrant’s Retention Bonus Agreements;

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable Registrant plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 20, 2019, by and among the Registrant, Iris Parent LLC, a Delaware limited liability company (“Parent”), and Iris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on February 7, 2020 (the “Effective Time”).

In addition, on February 7, 2020, the Nasdaq Stock Market LLC filed a Form 25 to delist the Registrant’s Common Stock. The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements as of the Effective Time.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Innophos Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranbury, State of New Jersey, on this 7th day of February 2020.

INNOPHOS HOLDINGS, INC.

By:	/s/ Joshua Horenstein
Joshua Horenstein
Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.